EXHIBIT 4.2


(ON CARTER LEDYARD & MILBURN LETTERHEAD)


February 17, 1999



Nuveen Tax-Free Unit Trust, Series 1061
c/o John Nuveen & Co. Incorporated,
as Depositor of
Nuveen Tax-Free Unit Trust, Series 1061
333 W. Wacker Drive
Chicago, Illinois 60606
RE:  Nuveen Tax-Free Unit Trust, Series 1061


Dear Sirs:


    We hereby consent to the reference to our firm under the caption "What is the Tax Status of Unitholders?" in the Registration Statement and related Prospectus of Nuveen Tax-Free Unit Trust, Series 1061 for the registration of units of fractional undivided interest in the Fund in the aggregate principal amount as set forth in the Closing Memorandum dated today's date.


Very truly yours,

CARTER, LEDYARD & MILBURN